Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Announces Pricing of Senior Secured Second Lien Notes and Changes to Credit Facility
BRISTOL, Va., May 13, 2013 - Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”), a leading U.S. coal supplier, today announced the pricing of its private offering of $500 million aggregate principal amount of 7.50% senior secured second lien notes due 2020. The offering is expected to close on May 20, 2014, subject to customary closing conditions.
The notes will be guaranteed by each of Alpha’s current and future wholly owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s credit agreement. The notes and the guarantees will be secured by second priority liens on the same collateral securing on a first priority lien basis indebtedness incurred under the credit agreement, and will consist of substantially all of Alpha’s assets and the assets of Alpha’s subsidiary guarantors. The notes will pay interest semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2015 at a rate of 7.50% per year and will mature on August 1, 2020.
Subject to the successful completion of this offering, Alpha expects to use a portion of the net proceeds to fund purchases or repayments of its and its subsidiaries’ outstanding indebtedness with near-term maturities. Any net proceeds from this offering remaining, including if the purchases or repayments are not consummated, are intended to be used for general corporate purposes.
The notes have been offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes have been offered outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not and will not be registered under the Securities Act and will not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.
In addition, Alpha today announced that it has entered into an amendment of its secured credit facility. The credit agreement amendment, among other changes, suspends the interest coverage ratio until the first quarter of 2016, replaces the senior secured leverage ratio with a first lien senior secured leverage ratio, reduces the size of the restricted payment basket, extends the minimum liquidity covenant through the end of 2015, increases by $400 million the amount of additional debt permitted to be incurred either pursuant to the “accordion” feature of the credit agreement or a notes offering and requires the first $800 million of additional debt incurred pursuant to the accordion or a notes offering (including the debt represented by the notes) to be unsecured debt or second lien secured debt. The effectiveness of the amendment is subject to the issuance of the notes, as well as customary conditions precedent.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Alpha Natural Resources
With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.
Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com